Designated Filer:	INSIGHT VENTURE PARTNERS IV, L.P.
Issuer & Ticker Symbol:	SolarWinds, Inc. (SWI)
Date of Event Requiring Statement:	November 18, 2009

Exhibit 99.2

JOINT FILERS’ NAMES AND ADDRESSES

1.	Insight Venture Partners IV (Co-Investors), L.P.
2.	Insight Venture Partners (Cayman) IV, L.P.
3.	Insight Venture Partners IV (Fund B), L.P.
4.	Insight Venture Associates IV, L.L.C.
5.	Insight Holdings Group, LLC

The business address for all of the above reporting persons is:

680 Fifth Avenue

8th Floor

New York, NY 10019